Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER 2025 RESULTS
Company Release: January 29, 2026
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), through which it operates a community-focused bank segment ("community bank") with an industry leading banking as a service ("BaaS") segment ("CCBX"), today reported unaudited financial results for the quarter ended December 31, 2025, including net income of $12.6 million, or $0.82 per diluted common share, compared to $13.6 million, or $0.88 per diluted common share, for the three months ended September 30, 2025 and $13.4 million, or $0.94 per diluted common share, for the three months ended December 31, 2024, and $47.0 million, or $3.06 per diluted common share, for the year ended December 31, 2025 compared to $45.2 million, or $3.26 per diluted common share, for the year ended December 31, 2024.

Management Discussion of the Fourth Quarter Results

"During the fourth quarter of 2025, loans receivable increased by $45.7 million, representing a 1.2% rise, alongside another period of solid deposit growth totaling $171.6 million, or 4.3%. Our CCBX segment continued to progress during the quarter as we executed on a dual strategy of expanding product offerings with existing partners while selectively onboarding new relationships aligned with our long-term objectives. Looking ahead, we expect continued growth as existing programs scale, new products are introduced, and we leverage our growing operating history in the BaaS space to support disciplined, sustainable expansion,” stated CEO Eric Sprink.

“We are making steady progress in deploying artificial intelligence across the organization, with several use cases already implemented to improve efficiency, risk management, and the customer experience, and a roadmap focused on responsibly scaling these capabilities. In parallel, we are evaluating opportunities in digital assets and digital deposit solutions, where we believe our platform and regulatory framework position us well for future innovation and growth,” stated CCBX President Brian Hamilton.

Key Points for Fourth Quarter and Our Go-Forward Strategy

•CCBX Partner and Product Expansion. As of December 31, 2025 we had two partners in testing, five in implementation/onboarding, and one signed letter of intent (LOI). Our active pipeline positions us for continued growth, with new partnership opportunities and product launches expected for 2026. Total BaaS program fee income was $8.4 million for the three months ended December 31, 2025, an increase of $811,000, or 10.7%, from the three months ended September 30, 2025. We continue to have contracts with our partners that fully indemnify us against fraud and 98.8% against credit risk on CCBX loan partner balances as of December 31, 2025.

•GreenFi Acquisition. During the quarter ended December 31, 2025, we acquired the GreenFi brand of climate-focused consumer financial services. We continue to evaluate strategic alternatives related to GreenFi, while maintaining the existing operating partnership with Mission Financial Partners to ensure continuity of service and a consistent customer experience. This approach reflects our broader strategy of regularly assessing opportunities to optimize our portfolio and align resources with long-term priorities.

•Positive On- and Off-Balance Sheet Trends Continue. Average deposits were $4.03 billion, an increase of $61.1 million, or 1.5%, over the quarter ended September 30, 2025, driven primarily by growth in deposits associated with CCBX partner programs. During the fourth quarter of 2025, we sold $2.98 billion of loans, including $2.26 billion of additional credit card receivables originated through ongoing cardholder spend and revolving activity and sold under existing forward flow arrangements, compared to $1.62 billion of sold loans in the quarter ended September 30, 2025, including $1.37 billion sold under the same arrangements. We retain a portion of the fee income on sold credit card loans. As of December 31, 2025 there were 550,977 off-balance sheet credit cards with fee earning potential, an increase of 154,165 compared to the quarter ended September 30, 2025 and an increase of 368,528 from December 31, 2024.

Fourth Quarter 2025 Financial Highlights
The tables below outline some of our key operating metrics.

	Three Months Ended
(Dollars in thousands, except share and per share data; unaudited)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Income Statement Data:
Interest and dividend income	$107,886	$109,027	$107,797	$104,907	$102,448
Interest expense	28,521	31,126	31,060	28,845	30,071
Net interest income	79,365	77,901	76,737	76,062	72,377
Provision for credit losses	48,041	56,598	32,211	55,781	61,867
Net interest income after provision for credit losses	31,324	21,303	44,526	20,281	10,510
Noninterest income	58,661	66,777	42,693	63,477	74,100
Noninterest expense	72,804	70,172	72,832	71,989	67,411
Provision for income tax	4,538	4,316	3,359	2,039	3,832
Net income	$12,643	$13,592	$11,028	$9,730	$13,367

	As of and for the Three Month Period
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Balance Sheet Data:
Cash and cash equivalents	$736,970	$642,258	$719,759	$624,302	$452,513
Investment securities	48,247	43,942	45,577	46,991	47,321
Loans held for sale	71,216	42,894	60,474	42,132	20,600
Loans receivable	3,749,531	3,703,848	3,540,330	3,517,359	3,486,565
Allowance for credit losses	(169,530)	(173,813)	(164,794)	(183,178)	(176,994)
Total assets	4,741,437	4,553,076	4,480,559	4,339,282	4,121,208
Interest bearing deposits	3,564,583	3,408,160	3,358,216	3,251,599	3,057,808
Noninterest bearing deposits	579,616	564,403	555,355	539,630	527,524
Core deposits (1)	4,131,911	3,959,360	3,441,624	3,321,772	3,123,434
Total deposits	4,144,199	3,972,563	3,913,571	3,791,229	3,585,332
Total borrowings	48,036	47,999	47,960	47,923	47,884
Total shareholders’ equity	$490,959	$475,277	$461,709	$449,917	$438,704

Share and Per Share Data (2):
Earnings per share – basic	$0.84	$0.90	$0.73	$0.65	$0.97
Earnings per share – diluted	$0.82	$0.88	$0.71	$0.63	$0.94
Dividends per share	—	—	—	—	—
Book value per share (3)	$32.43	$31.45	$30.59	$29.98	$29.37
Tangible book value per share (4)	$32.13	$31.45	$30.59	$29.98	$29.37
Weighted avg outstanding shares – basic	15,116,005	15,093,274	15,033,296	14,962,507	13,828,605
Weighted avg outstanding shares – diluted	15,455,856	15,443,987	15,447,923	15,462,041	14,268,229
Shares outstanding at end of period	15,140,192	15,112,000	15,093,036	15,009,225	14,935,298
Stock options outstanding at end of period	118,881	122,206	126,654	163,932	186,354
See footnotes that follow the tables below

	As of and for the Three Month Period
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Credit Quality Data:
Nonperforming assets (5) to total assets	1.35%	1.31%	1.36%	1.30%	1.52%
Nonperforming assets (5) to loans receivable and OREO	1.71%	1.61%	1.72%	1.60%	1.80%
Nonperforming loans (5) to total loans receivable	1.71%	1.61%	1.72%	1.60%	1.80%
Allowance for credit losses to nonperforming loans	264.4%	290.8%	270.7%	325.0%	282.5%
Allowance for credit losses to total loans receivable	4.52%	4.69%	4.65%	5.21%	5.08%
Gross charge-offs	$55,189	$54,534	$53,780	$53,686	$61,585
Gross recoveries	$5,114	$5,289	$4,467	$5,486	$5,223
Net charge-offs to average loans (6)	5.31%	5.37%	5.54%	5.57%	6.56%

Capital Ratios:
Company
Tier 1 leverage capital	10.62%	10.54%	10.39%	10.67%	10.78%
Common equity Tier 1 risk-based capital	12.43%	12.33%	12.32%	12.13%	12.04%
Tier 1 risk-based capital	12.52%	12.42%	12.41%	12.22%	12.14%
Total risk-based capital	14.95%	14.88%	14.90%	14.73%	14.67%
Bank
Tier 1 leverage capital	10.60%	10.49%	10.33%	10.57%	10.64%
Common equity Tier 1 risk-based capital	12.50%	12.37%	12.36%	12.12%	11.99%
Tier 1 risk-based capital	12.50%	12.37%	12.36%	12.12%	11.99%
Total risk-based capital	13.79%	13.66%	13.65%	13.42%	13.28%
(1)Core deposits are defined as all deposits excluding brokered and time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of intangible assets on book value.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
Key Performance Ratios
Return on average assets ("ROA") was 1.09% for the quarter ended December 31, 2025 compared to 1.19% and 1.30% for the quarters ended September 30, 2025 and December 31, 2024, respectively.  ROA for the quarter ended December 31, 2025 decreased 0.10% and 0.21% compared to September 30, 2025 and December 31, 2024, respectively. ROA was 1.05% for the year ended December 31, 2025 compared to 1.15% for the year ended December 31, 2024, a decrease of 0.10%. Noninterest expenses were higher for the quarter ended December 31, 2025 compared to the quarter ended September 30, 2025 driven primarily by higher salaries and employee benefits. Salaries and employee benefits was $2.6 million higher for the quarter ended December 31, 2025 and includes $2.5 million in employee restructuring costs that are not expected to continue in future periods, along with $700,000 in other expenses related to a settlement of an employment-related matter. Noninterest expenses were higher than the quarter ended December 31, 2024 due primarily to an increase in salaries and employee benefits, data processing and software licenses and legal and professional expenses, all of which are related to the growth of the Company and investments in technology and risk management.
Yield on earning assets and yield on loans receivable decreased 0.25% and 0.32%, respectively, for the quarter ended December 31, 2025 compared to the quarter ended September 30, 2025, largely due to a change in loan mix and reduced Fed funds interest rate. Average loans receivable as of December 31, 2025 increased $103.5 million compared to

September 30, 2025 as net CCBX loans continue to grow, despite selling $2.98 billion in CCBX loans during the quarter ended December 31, 2025.

The quarter over quarter volatility in the efficiency ratio and noninterest income to average asset performance metrics were driven by changes in the credit enhancement on CCBX loans, which is included within noninterest income, due to changes in CCBX provision expense. These items have a neutral impact to net income, but they impact the abovementioned metrics quarter over quarter due to changes in reported noninterest income.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended
(unaudited)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Return on average assets (1)	1.09%	1.19%	0.99%	0.93%	1.30%
Return on average equity (1)	10.41%	11.52%	9.72%	8.91%	14.90%
Yield on earnings assets (1)	9.55%	9.80%	9.92%	10.32%	10.24%
Yield on loans receivable (1)	10.63%	10.95%	11.11%	11.33%	11.12%
Cost of funds (1)	2.77%	3.07%	3.13%	3.11%	3.24%
Cost of deposits (1)	2.74%	3.04%	3.10%	3.08%	3.21%
Net interest margin (1)	7.03%	7.00%	7.06%	7.48%	7.23%
Noninterest expense to average assets (1)	6.25%	6.13%	6.52%	6.87%	6.54%
Noninterest income to average assets (1)	5.04%	5.83%	3.82%	6.06%	7.19%
Efficiency ratio	52.75%	48.50%	60.98%	51.59%	46.02%
Loans receivable to deposits (2)	92.20%	94.32%	92.01%	93.89%	97.82%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Management Outlook; CEO Eric Sprink

“As the banking landscape continues to evolve, including the development of new bank charters and alternative models that could change how banking services are delivered, we remain confident in the strength of our platform and relationships. Our continued investment in technology is critical to supporting the delivery of scalable, compliant, and differentiated solutions for our partners and customers. We are focused on both establishing new and deepening existing customer relationships through product expansion, and we are encouraged by the early performance of products launched last quarter, which have gained traction and contributed to CCBX deposit growth. We believe these results underscore the value of our strategy and our ability to execute in a dynamic environment.” said CEO Eric Sprink.

Coastal Financial Corporation Overview
The Company has one main subsidiary, the Bank, which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes all of our BaaS activities, the community bank segment includes all community banking activities and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.

CCBX Performance Update
Our CCBX segment continues to evolve, and we have 28 relationships, at varying stages, including two partners in testing, five in implementation/onboarding, one signed LOI and one winding down as of December 31, 2025.  We continue to refine the criteria for CCBX partnerships, by focusing on larger, established partners with strong management, customer bases, and finances, while also considering promising smaller partners that fit our approach and terms. During the quarter ended December 31, 2025 we exited our partnership with Albert, and we will continue to exit relationships where it makes sense for us to do so.
While we explore relationships with new partners we continue to expand our product offerings with existing CCBX partners. As we become more proficient in the BaaS space we aim to cultivate new relationships that align with our long-term goals. A dual strategy of onboarding new partners and expanding products with existing partners drives growth, while our operating history with existing partners helps limit incremental regulatory risk. Increases in partner activity/transaction counts are positively impacting noninterest income, and we expect this trend to continue as current products grow and new products are introduced. We plan to continue selling loans as part of our strategy to balance partner and lending limits, and manage the loan portfolio and credit quality. We retain a portion of the fee income for our role in processing transactions on sold credit card loans, which continues to grow and is expected to provide increased and ongoing revenue with no on balance sheet risk or capital requirement.

As we grow our deposit base, we expect to sweep deposits off and on the balance sheet, subject to applicable agreements, which enhances our ability to manage liquidity and deposit programs. This deposit sweep capability allows us to better manage liquidity and deposit programs. At December 31, 2025 we swept off $843.6 million in deposits for FDIC insurance and liquidity purposes, and generated $540,000 in noninterest income during the quarter ended December 31, 2025. During the quarter ended December 31, 2025, seven partner programs were in various stages of expansion to include additional products, such as lines of credit, deposit programs, credit cards, and other lending products. Robinhood's deposit program has successfully launched during the fourth quarter and, as a result, has positively impacted CCBX deposit growth during the quarter ended December 31, 2025. The expansion of these and other partner initiatives is expected to drive higher partner revenue in upcoming periods.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
Active	19	20	19
Friends and family / testing	2	2	1
Implementation / onboarding	5	4	1
Signed letters of intent	1	2	3
Wind down - active but preparing to exit relationship	1	1	0
Total CCBX relationships	28	29	24

CCBX loans increased $3.4 million, or 0.2%, to $1.81 billion despite selling $2.98 billion in loans during the three months ended December 31, 2025, $2.26 billion of which was new activity on previously sold credit card loans.

The following table details the CCBX loan portfolio:

CCBX	As of
	December 31, 2025		September 30, 2025		December 31, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$210,480	11.6%	$177,530	9.8%	$109,017	6.8%
All other commercial & industrial loans	19,166	1.1	22,710	1.3	33,961	2.1
Real estate loans:
Residential real estate loans	264,059	14.6	374,129	20.7	267,707	16.7
Consumer and other loans:
Credit cards	622,681	34.4	563,324	31.2	528,554	33.0
Other consumer and other loans	691,708	38.3	667,062	37.0	664,780	41.4
Gross CCBX loans receivable	1,808,094	100.0%	1,804,755	100.0%	1,604,019	100.0%
Net deferred origination fees	(542)		(579)		(442)
Loans receivable	$1,807,552		$1,804,176		$1,603,577
Loan Yield - CCBX (1)(2)	14.89%		15.65%		16.81%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The increase in CCBX loans in the quarter ended December 31, 2025, includes an increase of $84.0 million, or 6.8%, in consumer and other loans, and an increase of $33.0 million, or 18.6%, in capital call lines as a result of normal balance fluctuations and business activities, partially offset by a decrease of $110.1 million, or 29.4%, in residential real estate loans. The decrease was driven by loan sales executed during the quarter in connection with our ongoing management of the CCBX loan portfolio. We sold $2.98 billion in CCBX loans during the quarter ended December 31, 2025 compared to sales of $1.62 billion in the quarter ended September 30, 2025. We continue to manage CCBX credit and concentration levels in an effort to optimize our loan portfolio earnings and generate off-balance sheet fee income. CCBX loan yield decreased 0.76% for the quarter ended December 31, 2025 compared to the quarter ended September 30, 2025 largely due to a change in overall mix of loans compared to the quarter ended September 30, 2025. Changes to partner agreements and pricing implemented during the quarter are expected to result in marginally lower loan yields in the near term. These actions reflect a strategic shift toward enhanced partner economics and more sustainable, risk-adjusted returns over time.

The following charts show the growth and quarter over quarter changes in credit card accounts that generate fee income. This includes accounts with balances, which are included in our loan totals, and accounts that have been sold and have no corresponding balance in our loan totals, and that generate fee income.

CCBX Credit Cards
Number of Accounts
484,248
182,449
301,799
551,227
237,024
314,203
651,576
313,827
337,749
795,192
396,812
398,380
986,213
550,977
435,236
December 31, 2024
March 31, 2025
June 30, 2025
September 30, 2025
December 31, 2025
Credit Card - On-Balance Sheet Accounts
Credit Card - Off-Balance Sheet Accounts

Quarter over Quarter Change in CCBX Credit Cards
29.9%
32.4%
26.4%
38.9%
13.8%
18.2%
22.0%
24.0%
4.1%
7.5%
18.0%
9.3%
December 31, 2024
March 31, 2025
June 30, 2025
September 30, 2025
December 31, 2025
Percent Change in On-Balance Sheet Credit Cards
Percent Change in Off-Balance Sheet Credit Cards
Percent Change in Total Credit Cards

The following chart shows the growth in active CCBX debit cards, which are sources of interchange income.

CCBX Debit Cards
4,985,871
10.6%
5,514,674
13.5%
6,258,428
12.9%
7,066,677
23.2%
8,709,640
December 31, 2024
March 31, 2025
June 30, 2025
September 30, 2025
December 31, 2025
CCBX
Quarter over Quarter Change in CCBX Debit Cards

The following table details the CCBX deposit portfolio:

CCBX	As of
	December 31, 2025		September 30, 2025		December 31, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$86,648	3.4%	$64,681	2.7%	$55,686	2.7%
Interest bearing demand and money market	2,425,881	94.8	2,300,113	96.9	1,958,459	94.9
Savings	45,311	1.8	10,168	0.4	5,710	0.3
Total core deposits	2,557,840	100.0	2,374,962	100.0	2,019,855	97.9
Other deposits	—	0.0	—	0.0	44,233	2.1
Total CCBX deposits	$2,557,840	100.0%	$2,374,962	100.0%	$2,064,088	100.0%
Cost of deposits (1)	3.52%		3.90%		4.19%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX deposits increased $182.9 million, or 7.7%, in the three months ended December 31, 2025 to $2.56 billion as a result of deposit growth and normal balance fluctuations. Robinhood's deposit product successfully launched during the fourth quarter and, as a result, has contributed to the increase in CCBX deposits. The increase excludes the $843.6 million in CCBX deposits that were transferred off-balance sheet for increased Federal Deposit Insurance Corporation ("FDIC") insurance coverage and sweep purposes, compared to $672.3 million for the quarter ended September 30, 2025. Amounts in excess of FDIC insurance coverage are transferred, using a third-party facilitator/vendor sweep product, to participating financial institutions. These swept deposits generated fee income of $540,000 for the quarter ended December 31, 2025.
Community Bank Performance Update

In the quarter ended December 31, 2025, the community bank saw net loans increase $42.3 million, or 2.2%, to $1.94 billion, as a result of loan growth and normal balance fluctuations.

The following table details the community bank loan portfolio:

Community Bank	As of
	December 31, 2025		September 30, 2025		December 31, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans	$224,439	11.5%	$170,847	9.0%	$150,395	8.0%
Real estate loans:
Construction, land and land development loans	222,075	11.4	218,061	11.4	148,198	7.8
Residential real estate loans	202,293	10.4	202,979	10.7	202,064	10.7
Commercial real estate loans	1,285,856	66.0	1,300,335	68.2	1,374,801	72.8
Consumer and other loans:
Other consumer and other loans	14,072	0.7	14,181	0.7	13,542	0.7
Gross community bank loans receivable	1,948,735	100.0%	1,906,403	100.0%	1,889,000	100.0%
Net deferred origination fees	(6,756)		(6,731)		(6,012)
Loans receivable	$1,941,979		$1,899,672		$1,882,988
Loan Yield(1)	6.52%		6.51%		6.53%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The increase in community bank loans consisted of an increase of $53.6 million in commercial and industrial loans, and an increase of $4.0 million in construction, land and land development loans, partially offset by a decrease of $14.5 million in commercial real estate loans, $686,000 in residential real estate loans and $109,000 in consumer and other loans during the quarter ended December 31, 2025.

The following table details the community bank deposit portfolio:

Community Bank	As of
	December 31, 2025		September 30, 2025		December 31, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$492,968	31.1%	$499,722	31.3%	$471,838	31.0%
Interest bearing demand and money market	1,024,798	64.6	1,025,929	64.2	570,625	37.5
Savings	56,305	3.5	58,747	3.7	61,116	4.0
Total core deposits	1,574,071	99.2	1,584,398	99.2	1,103,579	72.5
Other deposits	1	0.0	1	0.0	400,118	26.3
Time deposits less than $100,000	4,415	0.3	4,834	0.3	5,920	0.4
Time deposits $100,000 and over	7,872	0.5	8,368	0.5	11,627	0.8
Total community bank deposits	$1,586,359	100.0%	$1,597,601	100.0%	$1,521,244	100.0%
Cost of deposits(1)	1.56%		1.77%		1.86%
(1)Cost of deposits is annualized for the three months ended for each period presented.

Community bank deposits decreased $11.2 million, or 0.7%, during the three months ended December 31, 2025 to $1.59 billion as a result of normal balance fluctuations. The community bank segment includes noninterest bearing deposits of $493.0 million, or 31.1%, of total community bank deposits, resulting in a cost of deposits of 1.56%, compared to 1.77% for the quarter ended September 30, 2025 as a result of lower interest rates.

Net Interest Income and Margin Discussion
Net interest income was $79.4 million for the quarter ended December 31, 2025, an increase of $1.5 million, or 1.9%, from $77.9 million for the quarter ended September 30, 2025, and an increase of $6.9 million, or 9.5%, from $72.4 million for the quarter ended December 31, 2024. Net interest income compared to September 30, 2025 and December 31, 2024 was higher due to higher interest on loans primarily due to an increase in average loans receivable coupled with a reduced cost of funds as a result of lower interest rates.

Net interest margin was 7.03% for the three months ended December 31, 2025, compared to 7.00% for the three months ended September 30, 2025, due primarily to lower cost of funds resulting from the decreases in the Fed funds rate. Net interest margin was 7.23% for the three months ended December 31, 2024. The decrease in net interest margin for the three months ended December 31, 2025 compared to the three months ended December 31, 2024 was primarily due to a decrease in loan yields. Net interest margin, net of BaaS loan expense, (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release) was 4.26% for the three months ended December 31, 2025, compared to 4.05% for the three months ended September 30, 2025, and 4.16% for the three months ended December 31, 2024.

Interest and fees on loans receivable decreased $161,000, or 0.2%, to $100.2 million for the three months ended December 31, 2025, compared to $100.4 million for the three months ended September 30, 2025, as a result of lower interest rates related to the decrease in the Fed funds interest rate. Interest and fees on loans receivable increased $4.6 million, or 4.8%, compared to $95.6 million for the three months ended December 31, 2024, due to loan growth.
The following tables illustrate how net interest margin and loan yield is affected by BaaS loan expense:

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	December 31 2025	September 30 2025	December 31 2024
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	7.03%	7.00%	7.23%
Earning assets	4,482,007	4,413,529	3,980,078
Net interest income (GAAP)	79,365	77,901	72,377
Less: BaaS loan expense	(31,256)	(32,840)	(30,720)
Net interest income, net of BaaS loan expense(2)	$48,109	$45,061	$41,657
Net interest margin, net of BaaS loan expense (1)(2)	4.26%	4.05%	4.16%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	10.63%	10.95%	11.12%
Total average loans receivable	$3,740,073	$3,636,545	$3,419,476
Interest and earned fee income on loans (GAAP)	100,206	100,367	95,575
BaaS loan expense	(31,256)	(32,840)	(30,720)
Net loan income(2)	$68,950	$67,527	$64,855
Loan income, net of BaaS loan expense, divided by average loans (1)(2)	7.31%	7.37%	7.55%
(1) Annualized calculations shown for periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Average investment securities increased $1.4 million to $46.5 million compared to the three months ended September 30, 2025 as a result of held-to-maturity mortgage backed securities purchased for CRA purposes, and decreased $1.7 million compared to the three months ended December 31, 2024 as a result of maturities and principal paydowns.
Cost of funds was 2.77% for the quarter ended December 31, 2025, a decrease of 30 basis points from the quarter ended September 30, 2025 and a decrease of 47 basis points from the quarter ended December 31, 2024. Cost of deposits for the quarter ended December 31, 2025 was 2.74%, compared to 3.04% for the quarter ended September 30, 2025, and 3.21% for the quarter ended December 31, 2024. The decreased cost of funds and deposits compared to September 30, 2025 and December 31, 2024 were largely due to the reductions in the Fed funds rate in 2025.

The following table summarizes the average yield on loans receivable and cost of deposits:

	For the Three Months Ended
	December 31, 2025		September 30, 2025		December 31, 2024
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.52%	1.56%	6.51%	1.77%	6.53%	1.86%
CCBX (1)	14.89%	3.52%	15.65%	3.90%	16.81%	4.19%
Consolidated	10.63%	2.74%	10.95%	3.04%	11.12%	3.21%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income, which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods presented.
The following table illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	December 31, 2025		September 30, 2025		December 31, 2024
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$68,846	14.89%	$69,643	15.65%	$64,532	16.81%
Less: BaaS loan expense	31,256	6.76%	32,840	7.38%	30,720	8.00%
Net BaaS loan income (1)	$37,590	8.13%	$36,803	8.27%	$33,812	8.81%
Average BaaS Loans(3)	$1,833,904		$1,764,957		$1,527,178
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for the periods presented.
(3) Includes loans held for sale.

Noninterest Income Discussion

Noninterest income was $58.7 million for the three months ended December 31, 2025, a decrease of $8.1 million from $66.8 million for the three months ended September 30, 2025, and a decrease of $15.4 million from $74.1 million for the three months ended December 31, 2024.  The decrease in noninterest income for the quarter ended December 31, 2025 as compared to the quarter ended September 30, 2025 was primarily due to a $8.1 million decrease in BaaS credit enhancements related to the decrease in provision for credit losses based upon an analysis of the CCBX loan portfolio and a $1.0 million decrease in BaaS fraud enhancements, partially offset by an increase of $811,000 in BaaS program income (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements).

The $15.4 million decrease in noninterest income over the quarter ended December 31, 2024 was primarily due to a $18.7 million decrease in BaaS credit and fraud enhancements due to improvement in the performance of the CCBX loan portfolio, partially offset by an increase of $2.8 million in BaaS program income.
Noninterest Expense Discussion

Total noninterest expense increased $2.6 million to $72.8 million for the three months ended December 31, 2025, compared to $70.2 million for the three months ended September 30, 2025, and increased $5.4 million from $67.4 million for the three months ended December 31, 2024. The $2.6 million increase in noninterest expense for the quarter ended December 31, 2025, as compared to the quarter ended September 30, 2025, was primarily due to a $2.6 million increase in salaries and employee benefits, an $864,000 increase in data processing and software licenses, a $750,000 increase in other expenses, and a $490,000 increase in legal and professional fees, partially offset by a $1.6 million decrease in BaaS loan expense, and a $1.0 million decrease in BaaS fraud expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter in which the loss occurs, and a portion is estimated based on historical or other information from our partners. During the three months ended September 30, 2025 there was a large credit to salaries and employee benefits due to the forfeiture of equity awards which resulted in lower expenses when compared to the three months ended December 31, 2025. The quarter-over-quarter variance was also driven by $2.5 million of employee restructuring costs related to organizational changes, including severance and other termination-related expenses. These costs included approximately $2.1 million of non-recurring stock-based compensation associated with accelerated vesting and modification-date fair value adjustments of equity awards in connection with employee departures. The $750,000 increase in other expenses was primarily due to the recognition of a payable related to the settlement of an employment-related matter during the quarter. Excluding these items, operating expense trends were more aligned with management expectations. Data processing and software license costs increased due to continued investments in growth, technology, and risk management. The increase in legal and professional fees is subject to variability that is impacted by new CCBX partners and product launches.

The $5.4 million increase in noninterest expenses for the quarter ended December 31, 2025 compared to the quarter ended December 31, 2024 was largely due to a $4.8 million increase in salary and employee benefits and a $2.9 million increase in data processing and software licenses due to enhancements and investments in technology, and a $536,000 increase in BaaS loan expense, partially offset by a $4.0 million decrease in BaaS fraud expense.

Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partner in noninterest income. The following table reflects the portion of noninterest expenses that are reimbursed by partners to assist in understanding how the increases in noninterest expense are related to expenses incurred and reimbursed by CCBX partners:

	Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands; unaudited)	2025	2025	2024
Total noninterest expense (GAAP)	$72,804	$70,172	$67,411
Less: BaaS loan expense	31,256	32,840	30,720
Less: BaaS fraud expense	1,090	2,127	5,043
Less: Reimbursement of expenses (BaaS)	1,868	1,412	812
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) (1)	$38,590	$33,793	$30,836

(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Provision for Income Taxes
The provision for income taxes was $4.5 million for the three months ended December 31, 2025, $4.3 million for the three months ended September 30, 2025 and $3.8 million for the fourth quarter of 2024.  Despite lower net income, the income tax provision was higher for the three months ended December 31, 2025 compared to the quarters ended September 30, 2025 and December 31, 2024 as a result of the acceleration and revaluation of certain equity awards.

The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 5.14% for calculating the provision for state income taxes. The state rate increased in the quarter ended June 30, 2025 primarily as a result of a change in California's tax laws.
Financial Condition Overview
Total assets increased $188.4 million, or 4.1%, to $4.74 billion at December 31, 2025 compared to $4.55 billion at September 30, 2025.  The increase is primarily comprised of a $95.4 million increase in interest earning deposits with other banks, a $45.7 million increase in loans receivable, and a $28.3 million increase in loans held for sale.

As of December 31, 2025, in addition to the $737.0 million in cash on hand the Company had the capacity to borrow up to a total of $642.2 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, plus an additional $50.0 million from a correspondent bank. There were no borrowings outstanding on these lines as of December 31, 2025.
The Company, on a stand alone basis, had a cash balance of $42.3 million as of December 31, 2025, a portion of which is retained for general operating purposes, including debt repayment, for funding $1.1 million in commitments to bank technology investment funds, with the remaining cash available to be contributed to the Bank as capital.
Uninsured deposits were $641.3 million as of December 31, 2025, compared to $617.9 million as of September 30, 2025.
Total shareholders’ equity as of December 31, 2025 increased $15.7 million since September 30, 2025.  The increase in shareholders’ equity was primarily comprised of $12.6 million in net earnings combined with an increase of $3.0 million in common stock outstanding as a result of equity awards vested and exercised during the three months ended December 31, 2025.
The Company and the Bank remained well capitalized at December 31, 2025, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	10.60%	10.62%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	12.50%	12.43%	6.50%
Tier 1 Capital (to risk-weighted assets)	12.50%	12.52%	8.00%
Total Capital (to risk-weighted assets)	13.79%	14.95%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.

Asset Quality
The allowance for credit losses was $169.5 million and 4.52% of loans receivable at December 31, 2025 compared to $173.8 million and 4.69% at September 30, 2025 and $177.0 million and 5.08% at December 31, 2024. The allowance for credit loss allocated to the CCBX portfolio was $151.3 million and 8.37% of CCBX loans receivable at December 31,

2025, with $18.2 million of allowance for credit loss allocated to the community bank or 0.94% of total community bank loans receivable.
The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of December 31, 2025			As of September 30, 2025			As of December 31, 2024
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,941,979	$1,807,552	$3,749,531	$1,899,673	$1,804,175	$3,703,848	$1,882,988	$1,603,577	$3,486,565
Allowance for credit losses	(18,231)	(151,299)	(169,530)	(18,354)	(155,459)	(173,813)	(18,924)	(158,070)	(176,994)
Allowance for credit losses to total loans receivable	0.94%	8.37%	4.52%	0.97%	8.62%	4.69%	1.00%	9.86%	5.08%
Net charge-offs totaled $50.1 million for the quarter ended December 31, 2025, compared to $49.2 million for the quarter ended September 30, 2025 and $56.4 million for the quarter ended December 31, 2024. Net charge-offs as a percent of average loans decreased to 5.31% for the quarter ended December 31, 2025 compared to 5.37% for the quarter ended September 30, 2025, and 6.56% for the quarter ended December 31, 2024. CCBX partner agreements provide for a credit enhancement that covers the net charge-offs on CCBX loans and negative deposit accounts by indemnifying or reimbursing incurred losses, except in accordance with the program agreement for one partner where the Company was responsible for credit losses on approximately 5% of a $321.3 million loan portfolio. At December 31, 2025, our portion of this portfolio represented $22.1 million in loans. Net charge-offs for this $22.1 million in loans were $1.2 million for the three months ended December 31, 2025, $1.0 million for the three months ended September 30, 2025 and $1.1 million for the three months ended December 31, 2024.
The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$24	$55,165	$55,189	$18	$54,516	$54,534	$139	$61,446	$61,585
Gross recoveries	(2)	(5,112)	(5,114)	(19)	(5,270)	(5,289)	(3)	(5,220)	(5,223)
Net charge-offs (recoveries)	$22	$50,053	$50,075	$(1)	$49,246	$49,245	$136	$56,226	$56,362
Net charge-offs to average loans (1)	0.00%	10.83%	5.31%	0.00%	11.07%	5.37%	0.03%	14.65%	6.56%
(1) Annualized calculations shown for periods presented.
During the quarter ended December 31, 2025, a $45.9 million provision for credit losses was recorded for CCBX partner loans, compared to $58.8 million for the quarter ended September 30, 2025. The decrease in the provision was largely due to a change in the mix of loans, bringing the CCBX allowance for credit losses to $151.3 million at December 31, 2025 compared to $155.5 million at September 30, 2025. As we continue to originate higher quality loans, these become a greater proportion of the CCBX portfolio, resulting in an improvement in expected losses and a reduced allowance for credit losses to loans receivable ratio. In general, CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which indemnifies the Bank and through partner reimbursements for incurred losses.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. If our partner is unable to fulfill their contracted obligations then the Bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk with our CCBX partners.

The factors used in management’s analysis for community bank credit losses indicated that a provision recapture of $101,000 was needed for the quarter ended December 31, 2025 compared to a provision recapture of $583,000 and a provision recapture of $1.1 for the quarters ended September 30, 2025 and December 31, 2024, respectively. The provision recapture in the current period was due to an improvement in the overall economic outlook, partially offset by a marginal increase in the overall portfolio historical loss rates.
The following table details the provision expense/(recapture) for the community bank and CCBX for the period indicated:

	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
Community bank	$(101)	$(583)	$(1,071)
CCBX	45,893	58,847	63,741
Total provision expense	$45,792	$58,264	$62,670
A provision for unfunded commitments of $2.2 million was recorded for the quarter ended December 31, 2025 primarily driven by an increase in the available commitment for CCBX loans partially offset by a decline in remaining weighted average life of the unfunded construction & land portfolio. A $14,000 provision for accrued interest receivable was recorded for the quarter ended December 31, 2025 on CCBX loans.
At December 31, 2025, our nonperforming assets were $64.1 million, or 1.35%, of total assets, compared to $59.8 million, or 1.31%, of total assets, at September 30, 2025, and $62.7 million, or 1.52%, of total assets, at December 31, 2024. These ratios are impacted by nonperforming CCBX loans that are covered by CCBX partner credit enhancements. As of December 31, 2025, $55.7 million of the $57.6 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements described above. Additionally, certain CCBX partners employ collection practices that place specific loans on nonaccrual status to enhance collectability. As of December 31, 2025, $20.3 million of these loans are less than 90 days past due.
Nonperforming assets increased $4.3 million during the quarter ended December 31, 2025, compared to the quarter ended September 30, 2025. Community bank nonperforming loans increased $2.3 million from September 30, 2025 to $6.5 million as of December 31, 2025 with the addition of $4.3 million in nonaccrual loans partially offset by a $1.7 million payoff and other principal paydowns. CCBX nonperforming loans increased $2.0 million to $57.6 million from September 30, 2025. The increase in CCBX nonperforming loans is due to an increase of $1.8 million in nonaccrual loans from September 30, 2025 to $24.4 million, combined with a $220,000 increase in CCBX loans that are past due 90 days or more and still accruing interest. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we would typically anticipate that balances 90 days past due or more and still accruing will generally increase as those loan portfolios grow, however, the ratio of CCBX loans 90+ days past due and still accruing to total CCBX loans receivable increased 0.01% compared to September 30, 2025, which we believe is a positive performance indicator for the CCBX portfolio. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. There were no repossessed assets or other real estate owned at December 31, 2025. Our nonperforming loans to loans receivable ratio was 1.71% at December 31, 2025, compared to 1.61% at September 30, 2025, and 1.80% at December 31, 2024.
For the quarter ended December 31, 2025, there were $22,000 in community bank net charge-offs and $50.1 million in CCBX net charge-offs. These CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses.

The following table details the Company’s nonperforming assets for the periods indicated.

Consolidated	As of
(dollars in thousands; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
Nonaccrual loans:
Commercial and industrial loans	$2,278	$2,297	$334
Real estate loans:
Construction, land and land development	—	1,697	—
Residential real estate	38	—	—
Commercial real estate	4,344	348	—
Consumer and other loans:
Credit cards	21,433	19,677	10,262
Other consumer and other loans	2,875	2,820	8,967
Total nonaccrual loans	30,968	26,839	19,563
Accruing loans past due 90 days or more:
Commercial & industrial loans	654	910	1,006
Real estate loans:
Residential real estate loans	1,961	1,575	2,608
Consumer and other loans:
Credit cards	22,536	22,626	34,490
Other consumer and other loans	7,993	7,813	4,989
Total accruing loans past due 90 days or more	33,144	32,924	43,093
Total nonperforming loans	64,112	59,763	62,656
Real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$64,112	$59,763	$62,656
Total nonaccrual loans to loans receivable	0.83%	0.72%	0.56%
Total nonperforming loans to loans receivable	1.71%	1.61%	1.80%
Total nonperforming assets to total assets	1.35%	1.31%	1.52%

The following tables detail the CCBX and community bank nonperforming assets, which are included in the total nonperforming assets table above.

CCBX	As of
(dollars in thousands; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
Nonaccrual loans:
Commercial and industrial loans:
All other commercial & industrial loans	$127	$157	$234
Consumer and other loans:
Credit cards	21,433	19,677	10,262
Other consumer and other loans	2,875	2,820	8,967
Total nonaccrual loans	24,435	22,654	19,463
Accruing loans past due 90 days or more:
Commercial & industrial loans	654	910	1,006
Real estate loans:
Residential real estate loans	1,961	1,575	2,608
Consumer and other loans:
Credit cards	22,536	22,626	34,490
Other consumer and other loans	7,993	7,813	4,989
Total accruing loans past due 90 days or more	33,144	32,924	43,093
Total nonperforming loans	57,579	55,578	62,556
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$57,579	$55,578	$62,556
Total CCBX nonperforming assets to total consolidated assets	1.21%	1.22%	1.52%

Community Bank	As of
(dollars in thousands; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
Nonaccrual loans:
Commercial and industrial loans	$2,151	$2,140	$100
Real estate:
Construction, land and land development	—	1,697	—
Residential real estate	38	—	—
Commercial real estate	4,344	348	—
Total nonaccrual loans	6,533	4,185	100
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	6,533	4,185	100
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$6,533	$4,185	$100
Total community bank nonperforming assets to total consolidated assets	0.14%	0.09%	—%
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $4.74 billion Bank provides service through 14 full-service branches in Snohomish, Island and King Counties, one loan production office in King County, the Internet and its mobile banking application.  The Bank provides banking as a service to digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER

Contact
Eric Sprink, Chief Executive Officer, esprink@coastalbank.com
Brandon J. Soto, Executive Vice President & Chief Financial Officer, bsoto@coastalbank.com
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risk that the prolonged U.S. government shutdown, changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs, may adversely impact our business, financial condition, and results of operations and those other risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Cash and due from banks	$34,241	$34,928	$29,546	$43,467	$36,533
Interest earning deposits with other banks	702,729	607,330	690,213	580,835	415,980
Investment securities, available-for-sale, at fair value	29	31	33	34	35
Investment securities, held-to-maturity, at amortized cost	48,218	43,911	45,544	46,957	47,286
Other investments	12,837	12,778	12,521	12,589	10,800
Loans held for sale	71,216	42,894	60,474	42,132	20,600
Loans receivable	3,749,531	3,703,848	3,540,330	3,517,359	3,486,565
Allowance for credit losses	(169,530)	(173,813)	(164,794)	(183,178)	(176,994)
Total loans receivable, net	3,580,001	3,530,035	3,375,536	3,334,181	3,309,571
CCBX credit enhancement asset	177,657	177,741	167,779	183,377	181,890
CCBX receivable	23,047	16,260	13,009	12,685	14,138
Premises and equipment, net	29,325	29,114	29,052	28,639	27,431
Lease right-of-use assets	4,821	4,788	4,891	5,117	5,219
Accrued interest receivable	18,613	20,493	20,849	21,109	21,104
Bank-owned life insurance, net	13,910	13,777	13,648	13,501	13,375
Deferred tax asset, net	—	—	3,829	3,912	3,600
Intangible assets, net	4,536	—	—	—	—
Other assets	20,257	18,996	13,635	10,747	13,646
Total assets	$4,741,437	$4,553,076	$4,480,559	$4,339,282	$4,121,208

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$4,144,199	$3,972,563	$3,913,571	$3,791,229	$3,585,332
Subordinated debt, net	44,443	44,406	44,368	44,331	44,293
Junior subordinated debentures, net	3,593	3,593	3,592	3,592	3,591
Deferred compensation	267	281	295	310	332
Accrued interest payable	1,435	1,106	954	1,107	962
Lease liabilities	4,984	4,956	5,063	5,293	5,398
CCBX payable	27,492	31,221	32,939	29,391	29,171
Deferred tax liability, net	853	799	—	—	—
Other liabilities	23,212	18,874	18,068	14,112	13,425
Total liabilities	4,250,478	4,077,799	4,018,850	3,889,365	3,682,504
SHAREHOLDERS’ EQUITY
Common Stock	233,438	230,399	230,423	229,659	228,177
Retained earnings	257,522	244,879	231,287	220,259	210,529
Accumulated other comprehensive loss, net of tax	(1)	(1)	(1)	(1)	(2)
Total shareholders’ equity	490,959	475,277	461,709	449,917	438,704
Total liabilities and shareholders’ equity	$4,741,437	$4,553,076	$4,480,559	$4,339,282	$4,121,208

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$100,206	$100,367	$98,867	$98,147	$95,575
Interest on interest earning deposits with other banks	6,810	8,007	8,085	6,070	6,021
Interest on investment securities	635	616	626	650	661
Dividends on other investments	235	37	219	40	191
Total interest income	107,886	109,027	107,797	104,907	102,448
INTEREST EXPENSE
Interest on deposits	27,863	30,466	30,400	28,185	29,404
Interest on borrowed funds	658	660	660	660	667
Total interest expense	28,521	31,126	31,060	28,845	30,071
Net interest income	79,365	77,901	76,737	76,062	72,377
PROVISION FOR CREDIT LOSSES	48,041	56,598	32,211	55,781	61,867
Net interest income after provision for credit losses	31,324	21,303	44,526	20,281	10,510
NONINTEREST INCOME
Service charges and fees	882	903	913	860	932
Unrealized gain (loss) on equity securities, net	—	9	(439)	16	1
Other income	999	772	853	682	473
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,881	1,684	1,327	1,558	1,406
Servicing and other BaaS fees	1,573	1,264	1,539	1,419	1,043
Transaction and interchange fees	4,924	4,878	5,109	3,833	3,699
Reimbursement of expenses	1,868	1,412	646	1,026	812
BaaS program income	8,365	7,554	7,294	6,278	5,554
BaaS credit enhancements	47,325	55,412	31,268	53,648	62,097
BaaS fraud enhancements	1,090	2,127	2,804	1,993	5,043
BaaS indemnification income	48,415	57,539	34,072	55,641	67,140
Total noninterest income	58,661	66,777	42,693	63,477	74,100
NONINTEREST EXPENSE
Salaries and employee benefits	22,745	20,146	21,401	21,482	17,955
Occupancy	1,091	952	915	1,034	958
Data processing and software licenses	6,978	6,114	5,541	4,882	4,049
Legal and professional expenses	4,447	3,957	5,962	5,888	4,606
Point of sale expense	105	69	69	107	89
Excise taxes	756	696	681	722	778
Federal Deposit Insurance Corporation ("FDIC") assessments	817	815	790	755	750
Director and staff expenses	870	544	612	631	683
Marketing	259	272	50	50	28
Other expense	2,390	1,640	1,524	1,938	1,752
Noninterest expense, excluding BaaS loan and BaaS fraud expense	40,458	35,205	37,545	37,489	31,648

BaaS loan expense	31,256	32,840	32,483	32,507	30,720
BaaS fraud expense	1,090	2,127	2,804	1,993	5,043
BaaS loan and fraud expense	32,346	34,967	35,287	34,500	35,763
Total noninterest expense	72,804	70,172	72,832	71,989	67,411
Income before provision for income taxes	17,181	17,908	14,387	11,769	17,199
PROVISION FOR INCOME TAXES	4,538	4,316	3,359	2,039	3,832
NET INCOME	$12,643	$13,592	$11,028	$9,730	$13,367
Basic earnings per common share	$0.84	$0.90	$0.73	$0.65	$0.97
Diluted earnings per common share	$0.82	$0.88	$0.71	$0.63	$0.94
Weighted average number of common shares outstanding:
Basic	15,116,005	15,093,274	15,033,296	14,962,507	13,828,605
Diluted	15,455,856	15,443,987	15,447,923	15,462,041	14,268,229

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$682,663	$6,810	3.96%	$719,191	$8,007	4.42%	$501,654	$6,021	4.77%
Investment securities, available-for-sale (2)	31	—	—	33	—	—	39	—	—
Investment securities, held-to-maturity (2)	46,431	635	5.43	45,030	616	5.43	48,126	661	5.46
Other investments	12,809	235	7.28	12,730	37	1.15	10,783	191	7.05
Loans receivable (3)	3,740,073	100,206	10.63	3,636,545	100,367	10.95	3,419,476	95,575	11.12
Total interest earning assets	4,482,007	107,886	9.55	4,413,529	109,027	9.80	3,980,078	102,448	10.24
Noninterest earning assets:
Allowance for credit losses	(168,725)			(158,525)			(156,687)
Other noninterest earning assets	305,068			286,002			277,922
Total assets	$4,618,350			$4,541,006			$4,101,313

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$3,443,247	$27,863	3.21%	$3,394,664	$30,466	3.56%	$3,068,357	$29,404	3.81%
FHLB advances and other borrowings	—	—	—	—	—	—	—	1	—
Subordinated debt	44,420	599	5.35	44,383	598	5.35	44,272	599	5.38
Junior subordinated debentures	3,593	59	6.51	3,592	62	6.85	3,591	67	7.42
Total interest bearing liabilities	3,491,260	28,521	3.24	3,442,639	31,126	3.59	3,116,220	30,071	3.84
Noninterest bearing deposits	590,340			577,820			577,453
Other liabilities	55,075			52,447			50,824
Total shareholders' equity	481,675			468,100			356,816
Total liabilities and shareholders' equity	$4,618,350			$4,541,006			$4,101,313
Net interest income		$79,365			$77,901			$72,377
Interest rate spread			6.31%			6.21%			6.40%
Net interest margin (4)			7.03%			7.00%			7.23%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,905,430	$31,337	6.52%	$1,871,588	$30,724	6.51%	$1,892,298	$31,043	6.53%
Total interest earning assets	1,905,430	31,337	6.52	1,871,588	30,724	6.51	1,892,298	31,043	6.53
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,091,322	6,282	2.28%	1,096,883	7,136	2.58%	1,029,346	7,161	2.77%
Intrabank liability	306,684	3,059	3.96	271,961	3,028	4.42	357,442	4,290	4.77
Total interest bearing liabilities	1,398,006	9,341	2.65	1,368,844	10,164	2.95	1,386,788	11,451	3.28
Noninterest bearing deposits	507,424			502,744			505,510
Net interest income		$21,996			$20,560			$19,592
Net interest margin(3)			4.58%			4.36%			4.12%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,833,904	$68,846	14.89%	$1,764,957	$69,643	15.65%	$1,527,178	$64,532	16.81%
Intrabank asset	600,937	5,995	3.96	607,900	6,768	4.42	583,776	7,007	4.78
Total interest earning assets	2,434,841	74,841	12.19	2,372,857	76,411	12.78	2,110,954	71,539	13.48
Liabilities
Interest bearing liabilities:
Interest bearing deposits	2,351,925	21,581	3.64%	2,297,781	23,330	4.03%	2,039,011	22,243	4.34%
Total interest bearing liabilities	2,351,925	21,581	3.64	2,297,781	23,330	4.03	2,039,011	22,243	4.34
Noninterest bearing deposits	82,916			75,076			71,943
Net interest income		$53,260			$53,081			$49,296
Net interest margin(3)			8.68%			8.88%			9.29%
Net interest margin, net of BaaS loan expense(5)			3.59%			3.38%			3.50%

	For the Three Months Ended
	December 31, 2025			September 30, 2025				December 31, 2024
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Loans receivable(2)	$739	$23	12.35%	$—		$—	—%	$—	$—	—%
Interest earning deposits with other banks	682,663	6,810	3.96	719,191		8,007	4.42	501,654	6,021	4.77
Investment securities, available-for-sale (6)	31	—	—	33		—	—	39	—	—
Investment securities, held-to-maturity (6)	46,431	635	5.43	45,030		616	5.43	48,126	661	5.46
Other investments	12,809	235	7.28	12,730		37	1.15	10,783	191	7.05
Total interest earning assets	742,673	7,703	4.11%	776,984	—	8,660	4.42%	560,602	6,873	4.88%
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	$—	—	—%	$—		—	—%	$—	1	—%
Subordinated debt	44,420	599	5.35	44,383		598	5.35	44,272	599	5.38
Junior subordinated debentures	3,593	59	6.51	3,592		62	6.85	3,591	67	7.42
Intrabank liability, net (7)	294,253	2,936	3.96	335,939		3,740	4.42	226,334	2,717	4.78
Total interest bearing liabilities	342,266	3,594	4.17	383,914		4,400	4.55	274,197	3,384	4.91
Net interest income		$4,109				$4,260			$3,489
Net interest margin(3)			2.20%				2.18%			2.48%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense, includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on loans and CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Loan income, net of BaaS loan expense, divided by average loans, is a non-GAAP measure that includes the impact of BaaS loan expense on loan income and the yield on loans. The most directly comparable GAAP measure is yield on loans.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact of BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net interest income, net of BaaS loan expense, is a non-GAAP measure that includes the impact of BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
CCBX net interest margin, net of BaaS loan expense, is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is CCBX net interest margin.

Reconciliations of the GAAP and non-GAAP measures are presented below.

CCBX	As of and for the Three Months Ended
(dollars in thousands; unaudited)	December 31 2025	September 30 2025	December 31 2024
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	14.89%	15.65%	16.81%
Total average CCBX loans receivable	$1,833,904	$1,764,957	$1,527,178
Interest and earned fee income on CCBX loans (GAAP)	68,846	69,643	64,532
BaaS loan expense	(31,256)	(32,840)	(30,720)
Net BaaS loan income	$37,590	$36,803	$33,812
Net BaaS loan income divided by average CCBX loans (1)	8.13%	8.27%	8.81%
CCBX net interest margin, net of BaaS loan expense:
CCBX net interest margin (1)	8.68%	8.88%	9.29%
CCBX earning assets	2,434,841	2,372,857	2,110,954
Net interest income (GAAP)	53,260	53,081	49,296
Less: BaaS loan expense	(31,256)	(32,840)	(30,720)
Net interest income, net of BaaS loan expense	$22,004	$20,241	$18,576
CCBX net interest margin, net of BaaS loan expense (1)	3.59%	3.38%	3.50%

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	December 31 2025	September 30 2025	December 31 2024
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	7.03%	7.00%	7.23%
Earning assets	4,482,007	4,413,529	3,980,078
Net interest income (GAAP)	79,365	77,901	72,377
Less: BaaS loan expense	(31,256)	(32,840)	(30,720)
Net interest income, net of BaaS loan expense	$48,109	$45,061	$41,657
Net interest margin, net of BaaS loan expense (1)	4.26%	4.05%	4.16%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	10.63%	10.95%	11.12%
Total average loans receivable	$3,740,073	$3,636,545	$3,419,476
Interest and earned fee income on loans (GAAP)	100,206	100,367	95,575
BaaS loan expense	(31,256)	(32,840)	(30,720)
Net loan income	$68,950	$67,527	$64,855
Loan income, net of BaaS loan expense, divided by average loans (1)	7.31%	7.37%	7.55%
(1) Annualized calculations for periods presented.

The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) on noninterest expense. Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partners in noninterest income. This non-GAAP measure shows the portion of noninterest expenses that are reimbursed by partners to assist the understanding of how the increases in noninterest expense are related to expenses incurred for and reimbursed by CCBX partners. The most comparable GAAP measure is noninterest expense.

	As of and for the Three Months Ended
(dollars in thousands, unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS)
Noninterest expense (GAAP)	$72,804	$70,172	$67,411
Less: BaaS loan expense	31,256	32,840	30,720
Less: BaaS fraud expense	1,090	2,127	5,043
Less: Reimbursement of expenses	1,868	1,412	812
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses	$38,590	$33,793	$30,836
The following non-GAAP measure is presented to illustrate the impact of intangible assets on book value per share. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share.

	As of
(dollars in thousands, except per share information, unaudited)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Tangible book value per share
Book value (GAAP)	$32.43	$31.45	$30.59	$29.98	$29.37
Total shareholders' equity	490,959	475,277	461,709	449,917	438,704
Less: Intangible assets	4,536	—	—	—	—
Tangible book value	$486,423	$475,277	$461,709	$449,917	$438,704
Common shares outstanding	15,140,192	15,112,000	15,093,036	15,009,225	14,935,298
Tangible book value per share	$32.13	$31.45	$30.59	$29.98	$29.37

APPENDIX A
As of December 31, 2025
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $3.76 billion in outstanding loan balances. When combined with $2.31 billion in unused commitments the total of these categories is $6.06 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 34.2% of our total balance of outstanding loans as of December 31, 2025. Unused commitments to extend credit represents an additional $28.1 million, and the combined total in commercial real estate loans represents $1.31 billion, or 21.7% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitments by industry for our commercial real estate portfolio as of December 31, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitments	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
Apartments	$366,509	$5,691	$372,200	6.1%	$3,899	94
Hotel/Motel	161,105	1,454	162,559	2.7	6,713	24
Convenience Store	135,981	3,345	139,326	2.3	2,229	61
Warehouse	100,956	247	101,203	1.7	1,836	55
Retail	100,036	851	100,887	1.7	1,031	97
Mixed use	87,704	6,591	94,295	1.6	1,020	86
Office	85,237	3,522	88,759	1.5	991	86
Mini Storage	79,827	303	80,130	1.3	3,991	20
Strip Mall	43,029	—	43,029	0.7	6,147	7
Manufacturing	32,353	1,195	33,548	0.6	1,294	25
Groups < 0.60% of total	93,119	4,909	98,028	1.5	1,225	76
Total	$1,285,856	$28,108	$1,313,964	21.7%	$2,038	631
Consumer loans comprise 35.4% of our total balance of outstanding loans as of December 31, 2025. Unused commitments to extend credit represents an additional $887.8 million, and the combined total in consumer and other loans represents $2.22 billion, or 36.5% of our total outstanding loans and loan commitments. The $887.8 million in commitments is subject to CCBX partner/portfolio maximum limits. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $800. CCBX consumer loans are underwritten to CCBX credit standards, and underwriting of these loans is regularly tested, including quarterly testing for partners with the largest exposures.

The following table summarizes our loan commitments by industry for our consumer and other loan portfolio as of December 31, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitments (1)	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$622,682	$819,495	$1,442,177	23.8%	$1.4	435,236
Installment loans	664,838	45,115	709,953	11.7	0.8	864,638
Lines of credit	10,027	9,635	19,662	0.3	0.1	89,736
Other loans	16,842	—	16,842	0.3	0.1	252,381
Community bank consumer loans
Installment loans	3,010	4	3,014	0.0	111.5	27
Lines of credit	140	409	549	0.0	4.5	31
Other loans	10,922	13,138	24,060	0.4	28.6	382
Total	$1,328,461	$887,796	$2,216,257	36.5%	$0.8	1,642,431
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 12.4% of our total balance of outstanding loans as of December 31, 2025. Unused commitments to extend credit represents an additional $684.5 million, which is subject to partner/portfolio maximum limits, and the combined total in residential real estate loans represents $1.15 billion, or 19.0% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitments by industry for our residential real estate loan portfolio as of December 31, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitments (1)	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity lines of credit	$264,059	$631,973	$896,032	14.8%	$25	10,451
Community bank residential real estate loans
Closed end, secured by first liens	164,351	529	164,880	2.7	293	293
Home equity lines of credit	28,294	50,302	78,596	1.3	257	257
Closed end, second liens	9,648	1,681	11,329	0.2	28	28
Total	$466,352	$684,485	$1,150,837	19.0%	$42	11,029
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Commercial and industrial loans comprise 12.1% of our total balance of outstanding loans as of December 31, 2025. Unused commitments to extend credit represents an additional $609.4 million, and the combined total in commercial and industrial loans represents $1.06 billion, or 17..5% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $210.5 million in outstanding capital call lines, with an additional $519.1 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards, and the underwriting is reviewed by the Bank on every capital call line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of December 31, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitments (1)	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
CCBX C&I loans
Capital call lines	$210,480	$519,135	$729,615	12.0%	$1,697	124
Retail and other loans	19,166	23,859	43,025	0.7	8	2,490
Community bank C&I loans
Financial institutions	92,017	—	92,017	1.5	4,183	22
Construction/Contractor services	31,196	31,728	62,924	1.1	173	180
Manufacturing	4,435	4,113	8,548	0.1	120	37
Maintenance and repair	7,751	278	8,029	0.1	646	12
Medical / Dental / Other care	4,855	760	5,615	0.1	486	10
Groups < 0.20% of total	84,185	29,543	113,728	1.9	390	216
Total	$454,085	$609,416	$1,063,501	17.5%	$147	3,091
(1) Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Construction, land and land development loans comprise 5.9% of our total balance of outstanding loans as of December 31, 2025. Unused commitments to extend credit represent an additional $98.2 million, and the combined total in construction, land and land development loans represents $320.3 million, or 5.3% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of December 31, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitments	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
Commercial construction	$124,894	$50,467	$175,361	2.9%	$8,326	15
Residential construction	37,395	39,676	77,071	1.3	1,558	24
Developed land loans	20,559	420	20,979	0.3	1,285	16
Undeveloped land loans	20,704	—	20,704	0.4	1,380	15
Land development	18,523	7,675	26,198	0.4	2,058	9
Total	$222,075	$98,238	$320,313	5.3%	$2,811	79

Exposure and risk in our construction, land and land development portfolio increased compared to recent periods as indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Commercial construction	$124,894	$124,240	$104,078	$96,716	$83,216
Residential construction	37,395	35,929	39,831	39,375	40,940
Undeveloped land loans	20,704	20,584	20,067	16,684	8,665
Developed land loans	20,559	22,756	22,875	7,788	8,305
Land development	18,523	14,552	7,299	5,988	7,072
Total	$222,075	$218,061	$194,150	$166,551	$148,198
Commitments to extend credit total $2.31 billion at December 31, 2025, however we do not anticipate our customers using the $2.31 billion that is showing as available due to CCBX partner and portfolio limits.
The following table presents outstanding commitments to extend credit as of December 31, 2025:

Consolidated
(dollars in thousands; unaudited)	As of December 31, 2025 (1)
Commitments to extend credit:
Credit cards	$819,495
Residential real estate loans	684,485
Commercial and industrial loans – capital call lines	519,135
Commercial and industrial loans	90,281
Construction – commercial real estate loans	58,562
Consumer and other loans	68,302
Construction – residential real estate loans	39,676
Commercial real estate loans	28,108
Total commitments to extend credit	$2,308,044
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
We have individual CCBX partner portfolio limits with each of our partners to manage loan concentration risk, liquidity risk and counter-party partner risk. For example, as of December 31, 2025, capital call lines outstanding balance totaled $210.5 million and, while commitments to underlying customers totaled $519.1 million, the commitments are limited to a maximum of $350.0 million by agreement with the partner. If a CCBX partner goes over their individual limit, it would be a breach of their contract and the Bank may impose penalties and would have the choice to fund or not fund the loan.

See the table below for CCBX portfolio maximums and related available commitments:

CCBX
(dollars in thousands; unaudited)	Balance	Percent of CCBX Loans Receivable	Available Commitments (1)	Maximum Portfolio Size	Cash Reserve/Pledge Account Amount (2)
Commercial and industrial loans:
Capital call lines	$210,480	11.6%	$519,135	$350,000	$—
All other commercial & industrial loans	19,166	1.1	23,859	515,589	786
Real estate loans:
Home equity lines of credit (3)	264,059	14.6	631,973	400,000	28,701
Consumer and other loans:
Credit cards - cash secured	56		—		—
Credit cards - unsecured	622,626		819,495		41,408
Credit cards - total	622,682	34.4	819,495	900,000	41,408
Installment loans - cash secured	162,072		45,115		—
Installment loans - unsecured	502,766		—		(3,954)
Installment loans - total	664,838	36.8	45,115	1,740,813	(3,954)
Other consumer and other loans	26,869	1.5	9,635	478,598	214
Gross CCBX loans receivable	1,808,094	100.0%	$2,049,212	$4,385,000	$67,155
Net deferred origination fees	(542)
Loans receivable	$1,807,552
(1) Remaining commitment available, net of outstanding balance.
(2) Balances are as of January 8, 2026.
(3) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

APPENDIX B
As of December 31, 2025
CCBX – BaaS Reporting Information
During the quarter ended December 31, 2025, $47.3 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans, unfunded commitments, negative deposit accounts and accrued interest receivable on CCBX partner loans. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. BaaS fraud includes non-credit fraud losses on loans and deposits originated through partners. Generally fraud losses related to loans are comprised primarily of first payment defaults. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. Many CCBX partners also pledge a cash reserve account at the Bank, which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses if our partner is unable to fulfill their contractual obligation and if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, then the Bank would be exposed to additional loan and deposit losses as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account, the Bank may consider an alternative plan for funding the cash reserve. This may involve the possibility of adjusting the funding amounts or timelines to better align with the partner's specific situation. If a mutually agreeable funding plan is not agreed to, the Bank could declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would evaluate any remaining credit enhancement asset from the CCBX partner in the event the partner defaulted to determine if a write-off is appropriate. If a write-off occurs, the Bank would stop payments to the CCBX partner and retain the full yield and any fee income on the loan portfolio going forward, decreasing our BaaS loan expense.
The Bank records contractual interest earned from the borrowers on CCBX partner loans in interest income, adjusted for origination costs, which are paid or payable to the CCBX partners. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating and servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (a reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
Yield on loans (1)	14.89%	15.65%	16.81%
BaaS loan interest income	$68,846	$69,643	$64,532
Less: BaaS loan expense	31,256	32,840	30,720
Net BaaS loan income (2)	$37,590	$36,803	$33,812
Net BaaS loan income divided by average BaaS loans (1)(2)	8.13%	8.27%	8.81%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
Despite an increase in average CCBX loans receivable, a change in loan mix and lower interest rates resulted in decreased interest income on CCBX loans during the quarter ended December 31, 2025 compared to the quarter ended September 30, 2025. Our strategy is to optimize the CCBX loan portfolio and strengthen our balance sheet through originating higher quality new loans with enhanced credit standards. These higher quality loans tend to have lower stated rates and expected losses than some of our CCBX loans historically. Current loan sales and new loan growth are at more similar interest rates compared to prior periods when we were selling loans with higher risk and higher interest rates and replacing them with higher quality lower interest rate loans. We continue to manage CCBX credit and concentration levels in an effort to optimize our loan portfolio and also generate off-balance sheet fee income. Growth in CCBX loans has resulted in an increase in interest income for the quarter ended December 31, 2025 compared to the quarter ended December 31, 2024.
The following tables are a summary of the interest components, direct fees and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
BaaS loan interest income	$68,846	$69,643	$64,532
Total BaaS loan interest income	$68,846	$69,643	$64,532

Interest expense	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
BaaS interest expense	$21,581	$23,330	$22,243
Total BaaS interest expense	$21,581	$23,330	$22,243

BaaS income	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
BaaS program income:
Servicing and other BaaS fees	$1,573	$1,264	$1,043
Transaction and interchange fees	4,924	4,878	3,699
Reimbursement of expenses	1,868	1,412	812
Total BaaS program income	8,365	7,554	5,554
BaaS indemnification income:
BaaS credit enhancements	47,325	55,412	62,097
BaaS fraud enhancements	1,090	2,127	5,043
BaaS indemnification income	48,415	57,539	67,140
Total noninterest BaaS income	$56,780	$65,093	$72,694
Servicing and other BaaS fees increased $309,000, and transaction and interchange fees increased $46,000 in the quarter ended December 31, 2025 compared to the quarter ended September 30, 2025. We expect servicing and other BaaS fees to be higher when bringing on new partners and then to decrease when transaction and interchange fees increase as partner activity grows and these recurring fees exceed contracted minimum fees. Increases in BaaS reimbursement of fees offset increases in noninterest expense from BaaS expenses covered by CCBX partners.

BaaS loan and fraud expense:	Three Months Ended
(dollars in thousands; unaudited)	December 31, 2025	September 30, 2025	December 31, 2024
BaaS loan expense	$31,256	$32,840	$30,720
BaaS fraud expense	1,090	2,127	5,043
Total BaaS loan and fraud expense	$32,346	$34,967	$35,763